Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-167413,

333-167413-01 and 333-167413-02

PRICING TERM SHEET DATED JULY 31, 2012

DISCOVER ® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2012-5)

$650,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2012-5)
CUSIP	254683AX3
Principal Amount	$650,000,000
Interest Rate	One-month LIBOR plus 0.20%
Expected Maturity Date	July 15, 2015
Weighted Average Life	2.94 years
Legal Final Maturity Date	January 16, 2018
Pricing Date	July 31, 2012
Settlement Date	August 7, 2012
1st Interest Payment Date	September 17, 2012
Underwriters	Credit Suisse Securities (USA) LLC	$93,000,000
	Deutsche Bank Securities Inc.	$93,000,000
	Citigroup Global Markets Inc.	$92,800,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$92,800,000
	RBC Capital Markets, LLC	$92,800,000
	RBS Securities Inc.	$92,800,000
	SG Americas Securities, LLC	$92,800,000
Underwriting Discounts and Commissions	0.22500%
Underwriting Concessions	0.13500%
Underwriting Reallowance	0.06750%
Price to Public	100.00%
Proceeds to Discover Card Execution Note Trust	$648,537,500
Estimate of Expenses	$675,000
Minimum Principal Receivables Balance [1,2]	$22,716,234,233.33
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [2]	$9,896,832,053.67
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust [2]	30.35%

[1]

An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2012-5) and Class A(2012-6) notes.

[2]	As of July 31, 2012, after giving effect to the issuance of the Class A(2012-5) and Class A(2012-6) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-167413, 333-167413-01 and 333-167413-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for the Class A(2012-5) and Class A(2012-6) DiscoverSeries notes filed pursuant to Rule 424(b) on July 31, 2012, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.

PRICING TERM SHEET DATED JULY 31, 2012

DISCOVER ® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2012-6)

$1,000,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2012-6)
CUSIP	254683AY1
Principal Amount	$1,000,000,000
Interest Rate	Interpolated swaps plus 0.50%
Expected Maturity Date	July 15, 2019
Weighted Average Life	6.94 years
Legal Final Maturity Date	January 18, 2022
Pricing Date	July 31, 2012
Settlement Date	August 7, 2012
1st Interest Payment Date	September 17, 2012
Underwriters	Credit Suisse Securities (USA) LLC	$143,000,000
	Deutsche Bank Securities Inc.	$143,000,000
	Citigroup Global Markets Inc.	$142,800,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$142,800,000
	RBC Capital Markets, LLC	$142,800,000
	RBS Securities Inc.	$142,800,000
	SG Americas Securities, LLC	$142,800,000
Underwriting Discounts and Commissions	0.32500%
Underwriting Concessions	0.19500%
Underwriting Reallowance	0.09750%
Price to Public	[—]
Proceeds to Discover Card Execution Note Trust	[—]
Estimate of Expenses	$725,000
Minimum Principal Receivables Balance [1,2]	$22,716,234,233.33
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [2]	$9,896,832,053.67
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust [2]	30.35%

[1]

An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2012-5) and Class A(2012-6) notes.

[2]	As of July 31, 2012, after giving effect to the issuance of the Class A(2012-5) and Class A(2012-6) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-167413, 333-167413-01 and 333-167413-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for the Class A(2012-5) and Class A(2012-6) DiscoverSeries notes filed pursuant to Rule 424(b) on July 31, 2012, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.